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                                                                    EXHIBIT 99.1

[SOUTHERN FINANCIAL BANCORP, INC. LOGO]

           SOUTHERN FINANCIAL BANCORP, INC.
           37 E. Main Street
           Warrenton, VA 20186

SOUTHERN FINANCIAL AND METRO-COUNTY BANK OF VIRGINIA
SIGN DEFINITIVE AGREEMENT

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 25, 2002

Contact:  Patricia A. Ferrick, Senior VP and CFO
Southern Financial Bancorp. Inc. NASDAQ Symbol "SFFB"
Website: WWW.SOUTHERNFINANCIALBANK.COM
Phone (540) 349-3900     Fax (540) 349-3904

Warrenton/Richmond, VA - Georgia S. Derrico, Chairman and Chief Executive Officer of Southern Financial Bancorp, Inc. (Nasdaq: SFFB), and Stafford M. White Jr., Chairman and Chief Executive Officer of Metro-County Bank of Virginia, Inc. (OTCA: MCBA), today announced the signing of a definitive agreement providing for the merger of Metro-County Bank into Southern Financial Bank, a wholly owned subsidiary of Southern Financial.

Under the terms of the definitive agreement, Southern Financial has agreed to pay $7.25 for each outstanding share of Metro-County's common stock. The purchase price will be paid in a combination of Southern Financial common stock and cash. Metro-County Bank currently operates five offices in the greater Richmond, Virginia area and reported assets of $92.3 million, loans of $72.3 million, and deposits of $84.1 million as of March 31, 2002. The merger will result in an institution with combined assets of nearly $900 million and a network of 26 full-service banking locations, including 25 in Virginia and one in the District of Columbia.

Georgia S. Derrico, Chairman and CEO of Southern Financial, stated, "We're delighted to enter into this agreement with Metro-County Bank. Stafford White, his staff and his Board of Directors have built an excellent retail and business customer base in a very short period of time. The combination of Southern Financial Bank and Metro-County Bank will result in a natural extension of our geographic area and fit well into our expansion plans as the merger will extend our market presence to the greater Richmond area. The expansion into the Richmond area follows on the heels of our new branch opening in Charlottesville just four months ago and has been part of our strategic plan for some time. We hope to expand our footprint in the Richmond area beyond these five branches. We look forward to working with the customers and employees of Metro-County Bank and we are proud to welcome them to the Southern Financial family."

"We are pleased about joining Southern Financial." stated Stafford M. White Jr., Chairman and Chief Executive Officer of Metro-County Bank. "We believe that this merger will allow us to
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expand our products and services to our existing, valued customers as well as reach new customers in our market area, ultimately enhancing shareholder value."

Southern Financial plans to establish a Richmond Advisory Board which will initially be comprised of Metro-County Bank's Board of Directors and chaired by Mr. White.

The transaction is expected to close in the third quarter of 2002 and is expected to be accretive to Southern Financial's earnings per share in the first full year following the merger. The agreement is subject to customary conditions, including shareholder and regulatory approval.

This news release may be deemed to be offering materials of Southern Financial in connection with its proposed acquisition of Metro-County Bank upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization, dated as of April 25, 2002, by and among Southern Financial Bancorp, Inc., Southern Financial Bank and Metro-County Bank of Virginia, Inc. (the Agreement). This filing is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission.

Shareholders of Metro-County and other investors are urged to read the proxy statement/ prospectus that will be included in the Registration Statement on Form S-4 to be filed by Southern Financial with the SEC in connection with the proposed acquisition because it will contain important information about Southern Financial, Metro-County Bank, the merger, the persons soliciting proxies in the merger and their interests in the merger related matters. After it is filed with the SEC, the proxy/prospectus will be available for free, both on the SEC's web site (www.sec.gov) and from Southern Financial and Metro-County Bank as follows:

Southern Financial:                                  Metro-County Bank:
Patricia A. Ferrick                                  James R. Black
Senior Vice President and                            Chief Financial Officer and Vice President
Chief Financial Officer                              Metro-County Bank of Virginia, Inc.
Southern Financial Bancorp, Inc.                     3124 West Broad Street
37 E. Main Street                                    Richmond, Virginia   23230
Warrenton, Virginia 20186                            (804)-358-6633
(540) 349-3900

 In addition to the proposed registration statement and proxy statement/prospectus, Southern Financial files annual, quarterly and special reports, proxy statements and other information with the SEC. Investors may read and copy any reports, statements or other information filed by Southern Financial at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Southern Financial's filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's website at www.sec.gov.
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Southern Financial Bancorp, Inc. is bank holding company with $792 million in assets. It's wholly owned subsidiary, Southern Financial Bank, operates 21 full-service branches, including 20 locations in Virginia and one in the District of Columbia.

This press release may contain statements that certain results are expected or anticipated to occur or otherwise state the company's predictions for the future, are forward-looking statements. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. Such factors include but are not limited to: general economic conditions in the company's markets; major slowdowns in the commercial lending markets that impact credit quality; the impact of competitive products and pricing; significant fluctuations in interest rates that could reduce net interest margin; difficulties or delays in the development, production, and marketing of new products; a reduction in fee revenue from existing products and services due to the economy and/or competition; and the amount and rate of growth of the company's general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein and cautionary language in the company's most recent form 10-K report and other documents filed with the Securities and Exchange Commission.